Exhibit 10.15

SUPPLEMENTARY AGREEMENT TO THE SHARE PURCHASE AGREEMENT

This SUPPLEMENTARY AGREEMENT is made and entered into this 09 June 2011 (the “Amendment Date”) by and between

PARTIES

(1)

VALIRX PLC incorporated and registered in England and Wales under company number 3916791 the registered office of which is at 24 Greville Street, London EC1N 8SS (the “Seller”); and

(2)

SINGAPORE VOLITION PTE. LIMITED incorporated and registered in Singapore under company number 201016543R the registered office of which is at 165 Gangsa Road, Unit 01-70 Singapore 670165 (the "Purchaser").

Individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS

(A)

The Parties entered into an agreement for the sale and purchase of shares dated 22 September 2010 (the “SPA”).

(B)

 The Seller has filed the Patent Application application  outlined in Schedule 1 (the “Patent Application”)

(C)

The Seller desires to transfer ownership of the Patent Application to the Purchaser and the Purchaser desires to accept the transfer as per the terms of this Agreement

(D)

The Parties desire that the consideration for the purchase of the Patent Application be added to the value of the Consideration Shares payable to the Seller under Clause 4.2 of the SPA and that the SPA be otherwise amended as described herein.

IT IS HEREBY AGREED as follows:

1.

DEFINITIONS

1.1

Terms defined in this Supplementary Agreement shall have the same meaning as in the SPA.

2.

SALE AND PURCHASE OF PATENT APPLICATION

2.1

The Seller agrees to transfer its right, interest and title in the Patent Application to the Buyer with effect from the date of completion of this Supplementary Agreement as described in clause 4 (the “Supplementary Agreement Completion Date”) and the Purchaser relying on the representations and warranties set out in this Supplementary Agreement and in the SPA agrees to purchase the Patent Application with effect from the Supplementary Agreement Completion Date.

2.2

The Seller warrants with the Purchaser in relation to the Patent Application that:

2.2.1

Seller’s full legal and beneficial interest in the Patent Application will be transferred to the Purchaser on the terms of this Supplementary Agreement free from all claims and adverse rights of any description and together with all rights attached to them at the date of this Supplementary Agreement;

2.2.2

there are no outstanding debts, obligations or liabilities (including accrued debts obligations or liabilities) attached to the Patent Application.

2.2.3

fees hitherto payable in respect of the Patent Application have been paid but further fees may become due and payable  by the Purchaser. There is no outstanding third party request for action to be taken by, or on behalf of, the Seller in respect of, or in connection with, the Patent Application

2.2.4

So far as the Seller is aware nothing has been done or omitted to be done by which a person is or will be able to seek cancellation, rectification or other modification of the registration of the Patent Application;

2.2.5

So far as the Seller is aware there is and has been no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning the Patent Application. So far as the Seller is aware no civil, criminal, arbitration, administrative or other proceeding concerning the Patent Application is pending or threatened. To the best of the Seller' knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type;

2.2.6

The Seller has not granted nor is obliged to grant a licence, assignment or other right to anyone in respect of the Patent Application;

2.2.7

So far as the Seller is aware there is, no other patent application that may infringe or have identical claims to the Patent Application;

2.2.8

All inventions made by any employees of the Seller and which are used by or for the use of the Seller belong to the Seller and no claim for compensation under section 40 of the Patents Act 1977 or otherwise has been made or is likely to be made against the Seller.

3.

CONSIDERATION

3.1

The total consideration payable to the Seller for the Patent Application shall be stock with a value of US$510,000 which shall be payable to the Seller under the terms of clause 4.2 of the SPA which shall be deleted and replaced in its entirety as follows:

“Stock with a value of US$1,110,000 (the “Consideration Shares”) in the Purchaser or a newly listed entity which, subject to such stock being distributed directly to Chroma (which for the avoidance of doubt shall be 5% of Stock with a value of US$600,000) under the terms of the Deed of Novation dated on or around  September 2010, shall:

4.2.1

if the Purchaser is listed or if a newly listed entity is created following the merger or reverse takeover of the Purchaser with this listed entity (which for the avoidance of doubt shall include an AIM, TSXV or US OTC listing, merger or reverse takeover), be distributed to the Seller within 60 days following the listing, merger or reverse takeover of the Purchaser with the price per share used to calculate the number of shares issued to the Seller to be determined by the 30 day average closing middle market price immediately prior to the issue of the shares to the Seller; or

4.2.2

if the Purchaser is not listed by 07 October 2010, be distributed to the Seller with the price per share used to calculate the number of shares issued to the Seller to be equal to the Average Subscription Price at which the Purchaser has raised capital during the period from 22 September 2010 until 07 October 2011; or

4.2.3

be issued to the Seller, by mutual consent in writing, at a price per share to be agreed between the Parties or as a cash payment at any time prior to the Consideration Shares being issued under clause 4.2.1 or clause 4.2.2.

whichever of the above occurs first.”

3.2

Clause 5.4.4 of the SPA (and a similar provision in the Side Letter dated 22 September 2010) shall be deemed to have been deleted and substituted in its entirety by the following new Clause 5.4.4:

“5.4.4 be obliged to enter into an agreement to pay to the Seller Euro 120,000 on or before 31 December 2011 in full satisfaction of the debt owed by Belgian Volition to the Seller.”

3.3

Except as expressly amended hereby, all terms of the SPA shall remain unchanged and in full force and effect.

4.

COMPLETION

4.1

This Supplementary Agreement is conditional upon and not enforceable until all the terms and conditions set out in Clause 4.2 have been fulfilled.

4.2

At completion the Seller shall deliver (or procure to be delivered) to the Purchaser:

4.2.1

a copy of the Board resolution or minutes (certified by an officer as true and correct) authorising the execution by the Seller of this Supplementary Agreement and the performance of its obligations hereunder;

4.2.2

an executed Deed of Assignment between the Seller and the Purchaser;

4.2.3

an executed deed of Novation between Imperial Innovations Limited (1), Valipharma Limited (2), and Hypergenomics Pte. Limited (3) agreeing to novate the existing licence between Imperial Innovations Limited and Valipharma Limited directly to the 100% subsidiary of the Purchaser ;

5.

THE PURCHASER’S REMEDIES

5.1

If there is a breach of warranty under this Supplementary Agreement or the SPA (and subject to the limitations and conditions in the SPA) and

5.1.1

the value of an Patent Application is or becomes less than the value would have been had the breach not occurred; or

5.1.2

the Purchaser is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred;

the Purchaser shall at its discretion either:

5.1.3

demand payment of an amount from the Seller equal to the reduction caused in the value of the Patent Application as a consequence of the breach of Warranty; or

5.1.4

elect to reduce the Consideration Shares distributed to the Seller under Clause 4.2 of the SPA so as to put the Purchaser into the position it would have been in had there been no breach of Warranty.

5.2

For the avoidance of doubt the Purchaser shall not have the right to make any claim under the Warranties solely because the Patent Application is unsuccessful and does not result in the granting of a patent.

6.

OTHER PROVISIONS

6.1

Costs

Each of the parties shall pay its own costs and expenses (including legal fees and VAT (if any)) incurred by it in connection with the negotiation, preparation and execution of this Supplementary Agreement and the completion of the transactions contemplated by this Supplementary Agreement.

6.2

Post-Completion

This Supplementary Agreement shall remain in full force and effect after Completion in respect of all obligations, agreements, covenants and undertakings contained in or implied by this Supplementary Agreement which have not been done, observed or performed at or prior to Completion and in respect of all warranties, representations and indemnities contained in this Supplementary Agreement.

6.3

Further assurance

The Seller shall do, execute and perform all further reasonable acts, deeds, documents and things as may be reasonably requested by the Purchaser in writing from time to time in order to implement all the provisions of this Supplementary Agreement. All costs incurred by the Seller in carrying out such requests shall be borne in whole by the Seller.

6.4

Variation

No variation of this Supplementary Agreement shall be effective unless previously agreed in writing by or on behalf of the Seller and the Purchaser.

6.5

Entire agreement

This Supplementary Agreement and any documents referred to in it contain the entire agreement and understanding between the parties in relation to the matters contemplated by this Supplementary Agreement.

6.6

Waivers and remedies

6.6.1

No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Supplementary Agreement of any party shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

6.6.2

All rights of each of the parties contained in this Supplementary Agreement are in addition to all rights vested or to be vested in it pursuant to common law or statute.

6.7

Severability

Each of the provisions of this agreement is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) shall not in any way be affected or impaired.

6.8

Counterparts

This Supplementary Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same agreement.

6.9

Third Parties

Except as provided in clause 6.3 of the SPA nothing in this agreement confers any rights on any person under the Contracts (Rights of Third Parties) Act 1999.

7.

NOTICES

7.1

Each party may give any notice or other communication under or in connection with this Supplementary Agreement as provided for under the terms of the SPA.

8.

LAW AND JURISDICTION

8.1

This Supplementary Agreement, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with English law.

8.2

The parties irrevocably and unconditionally agree that the High Court of Justice in England shall have jurisdiction over all disputes or claims arising out of or in connection with this Supplementary Agreement.

9.

DISPUTE RESOLUTION

9.1

Unless stated to the contrary in this Supplementary Agreement, any dispute between the Parties at any time in regard to any matter arising from the Supplementary Agreement or its interpretation or rectification shall be submitted for settlement by negotiation by the Chief Executives of each Party. In the event that the dispute cannot be resolved by the Chief Executives within thirty (30) days it shall be referred to and settled by arbitration.

9.2

The arbitration shall be held in the United Kingdom in accordance with the laws of the ICC (International Chamber of Commerce) International court of Arbitration.

9.3

If a party reasonably considers it necessary to prevent or stop any damage of a serious or irremediable nature including a breach of confidentiality, then nothing in this Dispute Resolution Clause will operate to stop it immediately applying to the appropriate court for an injunction or Court Order restraining the other party from breaching or continuing to breach this Supplementary Agreement.

I N  W I T N E S S  of which this agreement has been duly signed and delivered as a deed on the date written at the beginning of this agreement.

Signed by

for and on behalf of

SINGAPORE VOLITION

PTE LIMITED

/s/ Cameron Reynolds

Cameron Reynolds

Director

Signed by

for and on behalf of

VALIRX PLC

/s/ Satu Vainikka

Satu Vainikka

Director

Schedule 1 – Registered IP

1.

PATENT APPLICATIONS

(i)

Applications pending

Patent Application Title	Territory	Patent Application Number	Filing Date	Expiry Date	Applicant
Method for detecting the presence of a gynaecological growth	Worldwide (Pending in all territories)	1012662.1	28 July 2010	27 July 2030	ValiRx plc*

*currently ValiRx plc but will be amended to Singapore Volition Pte. Limited